UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2008

PRIMUS GUARANTY, LTD.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation or organization)

001-32307 (Commission File Number)	Not Required (I.R.S. Employer Identification No.)

Clarendon House
2 Church Street
Hamilton HM 11, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 441-296-0519

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Primus Guaranty, Ltd. (the “Company”) is filing this Form 8-K to describe the amended and restated employment agreement (the “Agreement”) for Thomas W. Jasper, the Company’s Chief Executive Officer, approved on June 13, 2008.

The Agreement covers the period from May 1, 2008 to May 1, 2011. Thereafter, the Agreement will be automatically extended for one-year periods unless either party provides 6 months advance written notice of termination. The Agreement provides for the following compensation: (1) an annual base salary of $600,000; (2) an opportunity for an annual bonus targeted at up to 200% of the base salary (to be paid in a combination of cash and the Company’s common shares as determined by the Compensation Committee of the Company’s Board of Directors) based on achievement of performance objectives to be established pursuant to the Company’s Annual Performance Bonus Plan; and (3) a long term incentive award with a value of $1.6 million per year, for a total award value of $4.8 million during the initial term, with 50% payable in performance shares or options to purchase the Company’s common shares and 50% payable in vested restricted stock units or options to purchase the Company’s common shares. The Agreement also provides for customary employment benefits.

If the Agreement is terminated prior to the expiration of the initial term or any additional term by the Company for any reason other than “Cause” or “Disability” (each as defined in the Agreement), or by Mr. Jasper for “Good Reason” (as defined in the Agreement), or if the Company fails to renew the term within 24 months following a “Change in Control” (as defined in the Agreement), then, in addition to receiving accrued base salary and reimbursable business expenses, and if Mr. Jasper executes a release of claims in favor of the Company and otherwise complies with certain restrictive covenants contained in the Agreement, the Company will (i) make a cash payment to Mr. Jasper equal to two times the base salary and annual bonus, (ii) make a cash payment to Mr. Jasper equal to the “Prorated Bonus” (as defined in the Agreement), (iii) make a cash payment to Mr. Jasper equal to the annual bonus that would have been payable for the prior fiscal year to the extent such annual bonus has not been paid, (iv) provide Mr. Jasper with continued health benefits for two years, and (v) provide Mr. Jasper, on the first anniversary of such termination, with (i) vesting of all “Service-Based Stock Awards” (as defined in the Agreement) that are unvested and outstanding at the time of such termination, and (ii) if such termination occurs within 24 months of a “Change in Control”, pro rata vesting of all “Performance-Based Stock Awards” (as defined in the Agreement) on the assumption that the targeted level of performance would have been achieved.

The Agreement provides that, if the Agreement is terminated prior to the expiration of the initial term or any additional term (a) by the Company for any reason other than “Cause” or “Disability”, or (b) by Mr. Jasper for “Good Reason”, Mr. Jasper may not compete with the Company during the term of the Agreement and for 12 months thereafter, provided that the Company may elect to pay Mr. Jasper 2.5 times his base salary in exchange for Mr. Jasper’s agreement not to engage in competition with the Company for 12 months upon termination of the Agreement at the end of the initial term or any additional term or for reasons other than “Cause,” “Disability” or “Good Reason”.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement between Primus Asset Management, Inc. and Thomas W. Jasper dated as of June 13, 2008

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS GUARANTY, LTD.
By:	/s/ Richard Claiden
Richard Claiden Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)

Dated: June 13, 2008

Index to Exhibits

Exhibit No.	Description
10.1	Employment Agreement between Primus Asset Management, Inc. and Thomas W. Jasper dated as of June 13, 2008